Exhibit 99.1

Contact: Drew Babin, CFA, CMA

Senior Managing Director of Corporate Communications

Medical Properties Trust, Inc.

(646) 884-9809

dbabin@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST, INC. REPORTS SECOND QUARTER RESULTS

Per Share Net Loss of ($0.07) and Normalized FFO of $0.48 in Second Quarter

Birmingham, AL – August 8, 2023 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) today announced financial and operating results for the second quarter ended June 30, 2023, as well as certain events occurring subsequent to quarter end.

•	Net loss of ($0.07) and Normalized Funds from Operations (“NFFO”) of $0.48 for the 2023 second quarter on a per diluted share basis;

•	Commenced in May rent collections at a newly developed post-acute facility in California leased to Ernest Health at a total cost of approximately $50 million;

•	Sold in July three general acute hospitals in Kansas and Texas to Prime Healthcare for roughly $100 million;

•	Elected to participate in August as one of seven unrelated initial lenders in Steward Health Care System’s (“Steward”) syndicated asset-backed credit facility; and

•	Established a REIT structure within the United Kingdom, reducing future expected income tax expense and expanding strategic flexibility.

Included in the financial tables accompanying this press release is information about the Company’s assets and liabilities, net income, and reconciliations of net income to NFFO and AFFO, including per share amounts, all on a basis comparable to 2022 results.

PORTFOLIO UPDATE

During the third quarter, Steward refinanced its asset-backed credit facility five months ahead of the maturity of its previous agreement. The new facility carries a four-year term and provides significant incremental liquidity to Steward. The leaders of the lending group, experienced private credit funds Sound Point Capital Management and Brigade Capital Management, offered MPT the opportunity to participate. After careful consideration of the terms, pricing and security in the form of government and commercial receivables, MPT elected to invest up to $140 million, an amount not to exceed 25% of the fully syndicated facility.

In early August, one of Pipeline Health System’s (“Pipeline”) Los Angeles-area safety net hospitals, Coast Plaza Hospital, announced the opening of a specialized inpatient behavioral health unit to fill a critical need in underserved communities. The expansion, which MPT agreed to fund last year, was completed ahead of schedule and is expected to be profitable for Pipeline and supportive of the related increase in rental payments to MPT.

The Company has total assets of approximately $19.2 billion, including $12.5 billion of general acute facilities, $2.6 billion of behavioral health facilities and $1.7 billion of post-acute facilities. MPT’s portfolio includes 444 properties and approximately 44,000 licensed beds across the United States as well as in the United Kingdom, Switzerland, Germany, Australia, Spain, Finland, Colombia, Italy and Portugal. The properties are leased to or mortgaged by 55 hospital operating companies.

OPERATING RESULTS AND OUTLOOK

Net loss for the second quarter ended June 30, 2023 was ($42 million) (($0.07) per diluted share) compared to net income of $190 million ($0.32 per diluted share) in the year earlier period. Included in 2023 second quarter net loss is the previously disclosed roughly $286 million in accelerated lease intangible amortization related to the early termination of Steward’s leases of five Utah hospitals now leased to CommonSpirit and a related $95 million straight-line rent write-off, partially offset by a roughly $160 million tax benefit related to the Company’s establishment of a U.K REIT, as well as the recognition of $68 million of 2023 previously unrecorded but contractually owed rent and interest revenue from the receipt of equity in PHP Holdings LLC (“PHP”).

NFFO for the second quarter ended June 30, 2023 was $285 million ($0.48 per diluted share) compared to $275 million ($0.46 per diluted share) in the year earlier period. Included in 2023 second quarter NFFO is roughly $68 million ($0.11 per diluted share) from the receipt of equity in PHP in lieu of cash for 2023 previously unrecorded but contractually owed rent and interest revenue from Prospect Medical Holdings, Inc. (“Prospect”). In accordance with accounting requirements, the value of MPT’s investment in PHP was established at roughly $655 million based on estimates from multiple independent third parties and the application of an appropriate marketability discount.

The Company is narrowing its 2023 calendar estimate of per share net income to $0.33 to $0.37 to account for second quarter results and is also narrowing its estimate of per share NFFO to $1.53 to $1.57. The ranges include Prospect-related income from the expected resumption of partial California rental payments, recognition of the PHP equity value received in the second quarter and other amounts. The estimates are based on an existing portfolio which includes the impact of binding disposition and leasing transactions and excludes expected future contributions from development and other capital projects.

These estimates do not include the effects, among others, of unexpected real estate operating costs, modifications to lease terms, changes in accounting pronouncements, litigation costs, debt refinancing costs, acquisition costs, currency exchange rate movements, changes in income tax rates, interest rate hedging activities, write-offs of straight-line rent and in place lease intangibles, other impairments or other non-recurring/unplanned transactions. These estimates may change if the Company acquires or sells assets in amounts that are different from estimates, market interest rates change, debt is refinanced or repurchased, new shares are issued or repurchased, additional debt is incurred, other operating expenses vary, income from equity investments vary from expectations, or existing leases or loans do not perform in accordance with their terms.

CONFERENCE CALL AND WEBCAST

The Company has scheduled a conference call and webcast for Tuesday, August 8, 2023 at 11:00 a.m. Eastern Time to present the Company’s financial and operating results for the quarter ended June 30, 2023. The dial-in numbers for the conference call are 844-481-2836 (U.S.) and 412-317-1856 (International); there is no passcode requirement. Call participants are to ask the operator to be joined to the Medical Properties Trust, Inc. conference call upon dialing in. The conference call will also be available via webcast in the Investor Relations section of the Company’s website, www.medicalpropertiestrust.com.

A telephone and webcast replay of the call will be available beginning shortly after the call’s completion. The telephone replay will be available through August 22, 2023 using dial-in numbers 877-344-7529 (U.S.), 855-669-9658 (Canada) and 412-317-0088 (International) along with passcode 3185290. The webcast replay will be available for one year following the call’s completion on the Investor Relations section of the Company’s website.

The Company’s supplemental information package for the current period will also be available on the Company’s website in the Investor Relations section.

The Company uses, and intends to continue to use, the Investor Relations page of its website, which can be found at www.medicalpropertiestrust.com, as a means of disclosing material nonpublic information and of complying with its disclosure obligations under Regulation FD, including, without limitation, through the posting of investor presentations that may include material nonpublic information. Accordingly, investors should monitor the Investor Relations page, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed in 2003 to acquire and develop net-leased hospital facilities. From its inception in Birmingham, Alabama, the Company has grown to become one of the world’s largest owners of hospital real estate with 444 facilities and approximately 44,000 licensed beds in ten countries and across four continents. MPT’s financing model facilitates acquisitions and recapitalizations and allows operators of hospitals to unlock the value of their real estate assets to fund facility improvements, technology upgrades and other investments in operations. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can generally be identified by the use of forward-looking words such as “may”, “will”, “would”, “could”, “expect”, “intend”, “plan”, “estimate”, “target”, “anticipate”, “believe”, “objectives”, “outlook”, “guidance” or other similar words, and include statements regarding our strategies, objectives, future expansion and development activities, and expected financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results or future events to differ materially from those expressed in or underlying such forward-looking statements, including, but not limited to: (i) the economic, political and social impact of, and uncertainty relating to, potential impact from health crises (like COVID-19); (ii) the ability of our tenants, operators and borrowers to satisfy their obligations under their respective contractual arrangements with us, especially as a result of the adverse economic impact of the COVID-19 pandemic, and government regulation of hospitals and healthcare providers in connection with same (as further detailed in our Current Report on Form 8-K filed with the SEC on April 8, 2020); (iii) our expectations regarding annual guidance for net income and NFFO per share; (iv) our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate acquisitions and investments; (v) the nature and extent of our current and future competition; (vi) macroeconomic conditions, such as a disruption of or lack of access to the capital markets or movements in currency exchange rates; (vii) our ability to obtain debt financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities and pay down, refinance, restructure or extend our indebtedness as it becomes due; (viii) increases in our borrowing costs as a result of changes in interest rates and other factors; (ix) international, national and local economic, real estate and other market conditions, which may negatively impact, among other things, the financial condition of our tenants, lenders and institutions that hold our cash balances, and may expose us to increased risks of default by these parties; (x) factors affecting the real estate industry generally or the healthcare real estate industry in particular; (xi) our ability to maintain our status as a REIT for federal and state income tax purposes; (xii) federal and state healthcare and other regulatory requirements, as well as those in the foreign jurisdictions where we own properties; (xiii) the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain equity or debt financing secured by our properties or on an unsecured basis; (xiv) the ability of our tenants and operators to operate profitably and generate positive cash flow, comply with applicable laws, rules and regulations in the operation of our properties, to deliver high-quality services, to attract and retain qualified personnel and to attract patients; (xv) potential environmental contingencies and other liabilities; (xvi) the risk that the expected sale of three Connecticut hospitals currently leased to Prospect does not occur; (xvii) the risk that MPT’s expected sale of its remaining Australian portfolio does not occur; (xviii) the risk that MPT is unable to monetize its investment in PHP at full value within a reasonable time period or at all; (xix) the risk that other property sales, loan repayments, and other capital recycling transactions do not occur; and (xx) the risks and uncertainties of litigation.

The risks described above are not exhaustive and additional factors could adversely affect our business and financial performance, including the risk factors discussed under the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 and as updated in our quarterly reports on Form 10-Q. Forward-looking statements are inherently uncertain and actual performance or outcomes may vary materially from any forward-looking statements and the assumptions on which those statements are based. Readers are cautioned to not place undue reliance on forward-looking statements as predictions of future events. We disclaim any responsibility to update such forward-looking statements, which speak only as of the date on which they were made.

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MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands, except for per share data)	June 30, 2023	December 31, 2022
	(Unaudited)	(A)
Assets
Real estate assets
Land, buildings and improvements, intangible lease assets, and other	$13,133,651	$13,862,415
Investment in financing leases	1,231,652	1,691,323
Real estate held for sale	401,125	—
Mortgage loans	299,326	364,101

Gross investment in real estate assets	15,065,754	15,917,839
Accumulated depreciation and amortization	(1,251,165)	(1,193,312)

Net investment in real estate assets	13,814,589	14,724,527

Cash and cash equivalents	324,050	235,668
Interest and rent receivables, net	177,643	167,035
Straight-line rent receivables	779,584	787,166
Investments in unconsolidated real estate joint ventures	1,487,118	1,497,903
Investments in unconsolidated operating entities	1,812,150	1,444,872
Other loans	199,360	227,839
Other assets	609,881	572,990

Total Assets	$19,204,375	$19,658,000

Liabilities and Equity
Liabilities
Debt, net	$10,237,558	$10,268,412
Accounts payable and accrued expenses	444,926	621,324
Deferred revenue	49,766	27,727
Obligations to tenants and other lease liabilities	157,411	146,130

Total Liabilities	10,889,661	11,063,593

Equity
Preferred stock, $0.001 par value. Authorized 10,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 750,000 shares; issued and outstanding - 598,344 shares at June 30, 2023 and 597,476 shares at December 31, 2022	598	597
Additional paid-in capital	8,547,835	8,535,140
Retained (deficit) earnings	(241,301)	116,285
Accumulated other comprehensive income (loss)	6,680	(59,184)

Total Medical Properties Trust, Inc. Stockholders’ Equity	8,313,812	8,592,838

Non-controlling interests	902	1,569

Total Equity	8,314,714	8,594,407

Total Liabilities and Equity	$19,204,375	$19,658,000

(A)	Financials have been derived from the prior year audited financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Revenues
Rent billed	$247,491	$241,209	$495,648	$504,611
Straight-line rent	(39,329)	58,518	17,364	119,562
Income from financing leases	68,468	51,873	81,663	103,649
Interest and other income	60,765	48,626	92,931	82,204

Total revenues	337,395	400,226	687,606	810,026

Expenses
Interest	104,470	87,730	202,124	178,913
Real estate depreciation and amortization	364,403	84,334	448,263	169,650
Property-related (A)	24,676	21,135	31,786	29,733
General and administrative	35,604	38,858	77,328	80,282

Total expenses	529,153	232,057	759,501	458,578

Other income (expense)
Gain on sale of real estate	167	16,355	229	467,993
Real estate and other impairment charges	—	—	(89,538)	(4,875)
Earnings from equity interests	12,224	14,785	23,576	22,123
Debt refinancing and unutilized financing costs	(816)	(619)	(816)	(9,435)
Other (including fair value adjustments on securities)	(10,512)	2,031	(15,678)	16,793

Total other income (expense)	1,063	32,552	(82,227)	492,599

(Loss) income before income tax	(190,695)	200,721	(154,122)	844,047

Income tax benefit (expense)	148,262	(10,657)	144,719	(22,036)

Net (loss) income	(42,433)	190,064	(9,403)	822,011
Net loss (income) attributable to non-controlling interests	396	(467)	160	(733)

Net (loss) income attributable to MPT common stockholders	$(42,037)	$189,597	$(9,243)	$821,278

Earnings per common share - basic and diluted:
Net (loss) income attributable to MPT common stockholders	$(0.07)	$0.32	$(0.02)	$1.37

Weighted average shares outstanding - basic	598,344	598,827	598,323	598,751
Weighted average shares outstanding - diluted	598,344	599,026	598,323	598,979

Dividends declared per common share	$0.29	$0.29	$0.58	$0.58

(A)

Includes $21.1 million and $18.3 million of ground lease and other expenses (such as property taxes and insurance) paid directly by us and reimbursed by our tenants for the three months ended June 30, 2023 and 2022, respectively, and $25.3 million and $24.6 million for the six months ended June 30, 2023 and 2022, respectively.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Reconciliation of Net Income to Funds From Operations

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
FFO information:
Net (loss) income attributable to MPT common stockholders	$(42,037)	$189,597	$(9,243)	$821,278
Participating securities’ share in earnings	(469)	(345)	(984)	(747)

Net (loss) income, less participating securities’ share in earnings	$(42,506)	$189,252	$(10,227)	$820,531

Depreciation and amortization	382,244	101,976	484,204	201,435
Gain on sale of real estate	(167)	(16,355)	(229)	(467,993)
Real estate impairment charges	—	—	52,104	—

Funds from operations	$339,571	$274,873	$525,852	$553,973

Write-off (recovery) of unbilled rent and other	95,642	1,943	135,268	(328)
Other impairment charges	—	—	—	4,875
Litigation and other	2,502	—	10,228	—
Share-based compensation adjustments	(4,363)	(966)	(4,363)	(966)
Non-cash fair value adjustments	8,374	(943)	4,253	(8,966)
Tax rate changes and other	(157,230)	(825)	(164,535)	(825)
Debt refinancing and unutilized financing costs	816	619	816	9,435

Normalized funds from operations	$285,312	$274,701	$507,519	$557,198

Share-based compensation	10,800	11,075	22,629	22,879
Debt costs amortization	5,203	4,560	10,324	10,173
Rent deferral, net	2,380	(3,327)	4,793	(7,043)
Straight-line rent revenue from operating and finance leases	(60,825)	(74,757)	(123,414)	(152,090)

Adjusted funds from operations	$242,870	$212,252	$421,851	$431,117

Per diluted share data:
Net (loss) income, less participating securities’ share in earnings	$(0.07)	$0.32	$(0.02)	$1.37
Depreciation and amortization	0.64	0.17	0.81	0.33
Gain on sale of real estate	—	(0.03)	—	(0.78)
Real estate impairment charges	—	—	0.09	—

Funds from operations	$0.57	$0.46	$0.88	$0.92

Write-off (recovery) of unbilled rent and other	0.16	—	0.23	—
Other impairment charges	—	—	—	—
Litigation and other	—	—	0.01	—
Share-based compensation adjustments	—	—	—	—
Non-cash fair value adjustments	0.01	—	—	(0.01)
Tax rate changes and other	(0.26)	—	(0.27)	—
Debt refinancing and unutilized financing costs	—	—	—	0.02

Normalized funds from operations	$0.48	$0.46	$0.85	$0.93

Share-based compensation	0.02	0.02	0.04	0.04
Debt costs amortization	0.01	0.01	0.02	0.02
Rent deferral, net	—	(0.01)	—	(0.01)
Straight-line rent revenue from operating and finance leases	(0.10)	(0.13)	(0.21)	(0.26)

Adjusted funds from operations	$0.41	$0.35	$0.70	$0.72

Notes:

(A)

Certain line items above (such as depreciation and amortization) include our share of such income/expense from unconsolidated joint ventures. These amounts are included with all activity of our equity interests in the “Earnings from equity interests” line on the consolidated statements of income.

(B)

Investors and analysts following the real estate industry utilize funds from operations (“FFO”) as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts, or Nareit, which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization, including amortization related to in-place lease intangibles, and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the Nareit definition, we disclose normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations less meaningful to investors and analysts. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs (if any not paid by our tenants) to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our results of operations or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

We calculate adjusted funds from operations, or AFFO, by subtracting from or adding to normalized FFO (i) straight-line rent, (ii) non-cash share-based compensation expense, and (iii) amortization of deferred financing costs. AFFO is an operating measurement that we use to analyze our results of operations based more on the receipt, rather than the accrual, of our rental revenue and on certain other adjustments. We believe that this is an important measurement because our infrastructure-type assets generally require longer term leases with annual contractual escalations of base rents, resulting in the recognition of a significant amount of rental income that is not billable/collected until future periods. Our calculation of AFFO may not be comparable to AFFO or similarly titled measures reported by other REITs. AFFO should not be considered as an alternative to net income (calculated pursuant to GAAP) as an indicator of our results of operations or to cash flow from operating activities (calculated pursuant to GAAP) as an indicator of our liquidity.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

2023 Guidance Reconciliation

(Unaudited)

	2023 Guidance - Per Share(1)
	Low	High
Net income attributable to MPT common stockholders	$0.33	$0.37
Participating securities’ share in earnings	—	—

Net income, less participating securities’ share in earnings	$0.33	$0.37

Depreciation and amortization	1.14	1.14
Real estate impairment charges	0.09	0.09

Funds from operations	$1.56	$1.60

Other adjustments	(0.03)	(0.03)

Normalized funds from operations	$1.53	$1.57

(1)

The guidance is based on current expectations and actual results or future events may differ materially from those expressed in this table, which is a forward-looking statement within the meaning of the federal securities laws. Please refer to the forward-looking statement included in this press release and our filings with the Securities and Exchange Commission for a discussion of risk factors that affect our performance.